EXHIBIT 99.1

WidePoint Increases Working Capital Line of Credit to $7 Million

Fairfax, VA – June 30, 2022 –WidePoint Corporation(NYSE American: WYY), the innovative technology Managed Solution Provider (MSP) specializing in Identity and Access Management (IAM), Telecommunications and Managed Mobility Services (MMS), Digital Billing & Analytics, and IT as a Service (ITaaS), announced today that it has renewed its revolving credit facility of $5 million for working capital. And subsequently increased borrowing capacity of the credit facility by $2 million. The 40% increase expands the total capacity under the facility to $7.0 million subject to maintaining certain financial covenants and collateral.

Jin Kang, WidePoint’s CEO, stated: “While we have not borrowed under our revolving credit facility, we believe that securing additional borrowing capacity places us in a stronger financial position to fund our anticipated growth.”

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity and Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service (ITaaS), Cloud Security, and Digital Billing & Analytics. For more information, visit widepoint.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition that are subject to risks and uncertainties. All statements other than statements of historical fact included herein are forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, the impact of the COVID-19 pandemic on our business and operations; our ability to successfully execute our strategy; our ability to sustain profitability and positive cash flows; our ability to gain market acceptance for our products; our ability to win new contracts, execute contract extensions and expansion of services of existing contracts; our ability to compete with companies that have greater resources than us; our ability to penetrate the commercial sector to expand our business; our ability to retain key personnel; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 24, 2021. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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WidePoint Investor Relations:

Gateway Group, Inc.

Matt Glover or John Yi

949-574-3860

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